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PRICING SUPPLEMENT NO. 95 DATED                        Filed Pursuant to
JULY 1, 1999 TO PROSPECTUS DATED                       Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                    File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

            Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Prospectus Supplements dated September 24, 1998.

Aggregate Principal Amount:            $ 2,295,000.00
Original Issue Date
  (Settlement Date):                   July 7, 1999
Stated Maturity Date:                  July 15, 2002
Issue Price to Public:                 100.00% of Principal Amount
Interest Rate:                         7.125% Per Annum
Interest Payment Dates:                August 15 and Monthly Thereafter
                                       Commencing August 15, 1999

Survivor's Option:                     [ X ] Yes      [  ] No
Optional Redemption:                   [    ]  Yes    [X] No

                                       Principal Amount of Notes
    Agent                              Solicited by Each Agent

First of Michigan Corporation          $   274,000.00
Prudential Securities Incorporated     $   457,000.00
J.J.B. Hilliard, W.L. Lyons, Inc       $   213,000.00
J.W. Korth & Company                   $ 1,351,000.00
    Total                              $ 2,295,000.00

                                       Per Note Sold by
                                       Agents To Public         Total

Issue Price:                           $     1,000.00       $ 2,295,000.00
Agent's Discount or Commission:        $         5.00       $    11,475.00
Maximum Dealer's Discount or
  Selling Concession:                  $         8.50       $    19,507.50
Proceeds to the Company:               $       986.50       $ 2,264,017.50

CUSIP Number:  12589QL79